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                                                                  Exhibit 2 (c)

MSDW Venture Partners IV, Inc.
MSDW Venture Partners IV, L.L.C.
Morgan Stanley Dean Witter Venture Partners IV, L.P.
Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.
Morgan Stanley Dean Witter Venture Investors IV, L.P
Morgan Stanley Dean Witter Equity Funding, Inc.
Originators Investment Plan, L.P.
Lawrence J. Fox
Duke W. Thomas
James A. Rutherford
Stephen A. Sasser
Roger D. Blackwell
Guy de Chazal
Barry M. Goldsmith
A. Zuheir Sofia
Lawrence W. DeLeon
Daryll L. Wartluft
Aggie G. Haslup
Robert D. Williams
Daniel P. Buettin